EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

 dated as of

August 25, 2005

among

THE LIBERTY CORPORATION,

RAYCOM MEDIA, INC.

and

RL123, INC.

i

Section 11.08	WAIVER OF JURY TRIAL	49
Section 11.09	Counterparts; Effectiveness	49
Section 11.10	Entire Agreement	49
Section 11.11	Severability	49
Section 11.12	Specific Performance	50

AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 25, 2005 among The Liberty Corporation, a South Carolina corporation (the “Company”), Raycom Media, Inc., a Delaware corporation (“Parent”), and RL123, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

     WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved, and determined that it is advisable and in the best interests of their respective shareholders to approve and adopt, this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, as a condition to and inducement to Parent’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into shareholder voting agreements with Parent (the “Voting Agreements”);

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.01 Definitions.

     (a) As used herein, the following terms have the following meanings:

     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than in the Ordinary Course of Business, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries, (B) any tender offer (including a self-tender offer) or exchange offer with respect to 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Stock” means the common stock, no par value, of the Company.

     “Communications Act” means the Communications Act of 1934, as amended.

     “Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 and the footnotes thereto set forth in the Company 10-K.

     “Company Balance Sheet Date” means December 31, 2004.

     “Company Rights Agreement” means the Rights Agreement dated as of August 7, 1990, as amended as of June 1, 1999 (replacing The Bank of New York with American Stock Transfer & Trust Company), and as further amended as of May 2, 2000 and June 20, 2000, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A dated March 17, 2005.

     “Delaware Law” means the General Corporation Law of the State of Delaware.

     “Environmental Laws” means any and all common law, statutes, laws, regulations, rules, policies, guidance documents, orders, judgments or consent decrees relating to pollution, protection of the environment or to Hazardous Substances.

     “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

     “FCC” means the Federal Communications Commission.

     “FCC Consent” means the consent of the FCC to the transfer of control of the Company as contemplated by this Agreement.

     “Final Order” means an action by the FCC (a) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (b) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.

     “GAAP” means generally accepted accounting principles in the United States.

     “Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency, arbitrator or official, including any political subdivision thereof.

     “Hazardous Substances” means (i) petroleum and petroleum products, by-products or breakdown products, (ii) asbestos or asbestos-containing materials; (iii) polychlorinated biphenyls, (iv) solid wastes, hazardous substances, hazardous wastes, hazardous materials, or any other substances regulated as toxic or hazardous or pollutants, as contaminants or as waste.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Intellectual Property” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     “knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers, after reasonable inquiry.

     “Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding, in each case, of any Governmental Authority.

     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

     “Material Adverse Effect” means (x) a material adverse effect on the business, assets, properties, financial condition, operations or results of operations of the Company and its Subsidiaries, taken as whole, or (y) a material adverse effect that would prevent the consummation of the Merger and the other transactions contemplated by this Agreement; provided that a Material Adverse Effect shall not include any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or any announcement hereof or thereof, (ii) changes or conditions generally affecting the broadcast television industry, (iii) changes in economic (including financial, banking and/or securities markets), regulatory or political conditions generally, or (iv) the announcement, commencement or escalation of any war or armed hostilities or the occurrence of any act or acts of terrorism, in each case of clauses (ii), (iii) and (iv) not specific to the Company or any of its Subsidiaries and not having an effect on the Company and its Subsidiaries, taken as a whole, that is substantially more adverse than the effect on broadcast television companies generally.

     “1933 Act” means the Securities Act of 1933, as amended.

     “1934 Act” means the Securities Exchange Act of 1934, as amended.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Recent Company SEC Documents” means (i) the Company 10-K, (ii) the Company’s quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2005 and June 30, 2005, and (iii) the Company’s proxy statement related to its 2005 annual meeting of its shareholders.

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

     “Schedules” means the Schedules to this Agreement dated as of the date hereof.

     “SEC” means the United States Securities and Exchange Commission.

     “South Carolina Law” means the South Carolina Business Corporation Act of 1988, as amended.

     “Stations” means the following television stations: WSFA(TV)-DT, Montgomery, Alabama; KAIT-TV-DT, Jonesboro, Arkansas; WALB-TV-DT, Albany, Georgia; WAVE(TV)-DT, Louisville, Kentucky; WFIE-TV-DT, Evansville, Indiana; KPLC-TV-DT, Lake Charles, Louisiana; WLOX-TV-DT, Biloxi, Mississippi; WLBT-TV-DT, Jackson, Mississippi; WWAY(TV)-DT, Wilmington, North Carolina; WTOL-TV-DT, Toledo, Ohio; WIS(TV)-DT, Columbia, South Carolina; KGBT-TV-DT, Harlingen, Texas; KCBD-TV-DT, Lubbock, Texas; KTRE(TV)-DT, Lufkin, Texas; and KLTV(TV)-DT, Tyler, Texas.

     “Subsidiary” means, with respect to any Person, any entity (i) of which a majority of the outstanding voting securities are directly or indirectly owned by such Person or (ii) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person and, in the case of the Company, shall also include Tall Tower.

     “Tall Tower” means Tall Tower Company, a Texas general partnership.

     “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

	Term	Section
	Acquisition Event	11.04(d)	(i)
	Acquisition Transaction	11.04(d)	(ii)

Term	Section
Agreement	Preamble
Certificates	2.04
Closing	2.02
Company	Preamble
Company Board Recommendation	4.02(b)
Company Confidential Information	7.01
Company Employee	7.04(a)
Company Proxy Statement	4.09
Company Representatives	6.04(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Shareholder Approval	4.02(a)
Company Shareholder Meeting	6.03(a)
Company Stock Option	2.05(b)
Confidentiality Agreement	6.04(b)(ii)
DBS	4.26(a)(ii)
Designated Employees	7.04(c)
Designated Plans	7.04(c)
DOJ	8.01(b)
DTV	6.07(d)
Effective Time	2.01(b)
Employee Plans	4.20(a)
End Date	10.01(b)(i)
Exchange Agent	2.04(a)
FCC Licenses	4.16
FCC Rules	4.16
FTC	8.01(b)
Incentive Plan	2.05(a)
Indemnified Person	7.05(a)
Licensee	4.16
Local Television Ownership Rule	8.02(a)
Material Contract	4.12
Merger	2.01(a)
Merger Consideration	2.03(c)
Merger Subsidiary	Preamble
MVPD	4.26(a)(i)
Ordinary Course of Business	4.10
Parent	Preamble
Permitted Employees	6.01(i)
Preferred Stock	4.05(a)
Prior Plan	7.04(e)
Qualifying Transaction	11.04(d)(iii)
Renewal Application	8.02(d)
Renewal Station(s)	8.02(d)
Required Consents	9.02(b)

Term	Section
Required FCC Consent	9.01(d)
Restricted Stock	2.05(a)
Rights	4.05(a)
Subsidiary Securities	4.06(b)
Successor Plan	7.0(e)
Superior Proposal	6.04(c)
Surviving Corporation	2.01(a)
Takeover Laws	4.02(c)
Takeover Provisions	4.02(c)
Tax	4.19(j)
Tax Return	4.19(j)
Taxing Authority	4.19(j)
Termination Fee	11.04(b)
Tolling Agreement	8.02(d)
Transfer Application	8.02(a)
Transmission Structures	4.25
United States Bank	2.04(a)
Voting Agreements	Recitals

     Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any and all representations and warranties contained in this Agreement with respect to Tall Tower are made to the knowledge of the Company, except with respect to the first sentence of Section 4.06(b) .

ARTICLE II

THE MERGER

     Section 2.01 The Merger.

     (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law and South Carolina Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

     (b) At the Closing, the Company and Merger Subsidiary shall file a properly executed certificate of merger with the Delaware Secretary of State, properly executed articles of merger with the South Carolina Secretary of State and make all other filings or recordings required by Delaware Law and South Carolina Law in connection with the Merger. The Merger shall become effective at (i) the later of (A) the date and time of the filing of the certificate of merger with the Delaware Secretary of State, or (B) the date and time of the filing of the articles of merger with the South Carolina Secretary of State, or (ii) such later time as may be specified in the certificate of merger and the articles of merger (such date and time being hereinafter referred to as the “Effective Time”).

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law and South Carolina Law (including, without limitation, Section 259 of Title 8 of Delaware Law and Section 33-11-106 of South Carolina Law).

     Section 2.02 Consummation. Unless this Agreement shall have been terminated pursuant to ARTICLE X, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those that by their terms are satisfied at the Closing), the consummation of the Merger (the “Closing”) shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., 101 N. Tryon Street, Suite 1900, Charlotte, North Carolina, as soon as possible, but in no event later than 5 Business Days after the satisfaction or waiver of the conditions set forth in ARTICLE IX, or at such other time or place as Parent and the Company may mutually agree.

     Section 2.03Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Subsidiary or any holder of the capital stock thereof:

     (a) each share of Common Stock held as treasury stock or owned by the Company, Parent or any Subsidiary of the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

     (b) each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, no par value, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

     (c) each share of Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 2.03(a), be converted into the right to receive in cash an amount equal to $47.35 (the “Merger Consideration”), payable, without interest, to the holder thereof upon surrender of the Certificate therefor in the manner provided in Section 2.04.

     Section 2.04 Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging certificates representing shares of Common Stock (the “Certificates”) for the applicable Merger Consideration, and Parent and Exchange Agent shall enter into an exchange agreement which shall, in form and substance, be reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Common Stock, cash sufficient to pay the aggregate Merger Consideration required to be paid for all of the Certificates at the Effective Time. Any cash deposited with the Exchange Agent shall not be used for any purpose other than as set forth in this ARTICLE II (until released as described herein) and shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a “United States Bank”), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor’s Corporation and P1 by Moody’s Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. The earnings and interest thereon shall be paid to Parent or as Parent directs. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Common Stock at the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of a Certificate in exchange for payment of the applicable Merger Consideration (which shall (i) be in a form reasonably acceptable to each of Parent and the Company and (ii) specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

     (b) Each holder of shares of Common Stock that have been converted into the right to receive the applicable Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the applicable Merger Consideration in respect of the Common Stock represented by a Certificate. Such payment of the applicable Merger Consideration shall be sent to such holder of shares of Common Stock promptly after receipt of such Certificate and letter of transmittal by the Exchange Agent. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such applicable Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon surrender of the Certificates.

     (c) If any portion of the applicable Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II. From and after the Effective Time, the holders of Certificates evidencing ownership of the Common Stock shall cease to have any rights with respect to such Common Stock except as otherwise provided herein.

     (e) Any portion of the aggregate Merger Consideration deposited with the Exchange Agent pursuant to Section 2.04(a) and any earnings and interest thereon that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Common Stock for the applicable Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the applicable Merger Consideration without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

     Section 2.05 Restricted Stock; Company Stock Options.

     (a) Each holder of shares of Common Stock granted or issued under the Company’s Performance Incentive Compensation Program (Amended and Restated - 2000) (the “Incentive Plan”) that would otherwise be subject to a risk of forfeiture at the Effective Time (“Restricted Stock”) shall become fully vested in any such shares of Restricted Stock as of the Effective Time. Shares of Restricted Stock as of the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Section 2.03 hereof.

     (b) At or immediately prior to the Effective Time, each unexercised, outstanding option to purchase shares of Common Stock granted under the Incentive Plan (each, a “Company Stock Option”), whether or not then exercisable or vested, shall be canceled, and Parent shall pay or shall cause the Surviving Corporation to pay each holder at or promptly after the Effective Time for each such Company Stock Option surrendered for cancellation an amount in cash determined by multiplying (i) the excess of the Merger Consideration over the applicable exercise price per share of such Company Stock Option by (ii) the number of shares of Common Stock such holder could have purchased under such Company Stock Option (assuming full vesting) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time. The Company represents and warrants to Parent and Merger Subsidiary that the Compensation Committee of the Board of Directors of the Company has adopted a resolution providing that each outstanding Company Stock Option shall, at the Effective Time, be adjusted, as provided in Section 3(D) of the Incentive Plan, to be exercisable to acquire the Merger Consideration, without any interest, for each share of Common Stock for which such Company Stock Option could have been exercised immediately prior to the Effective Time and shall not be exercisable to acquire any Common Stock at or after the Effective Time or any equity interest in the Surviving Corporation, which resolution has not been modified or rescinded, and the Company agrees that such resolution shall not be modified or rescinded during the term of this Agreement.

     (c) Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain consents from holders of Company Stock Options in the form agreed by Parent and the Company prior to the date hereof. Any such consent, once obtained, shall not be amended or modified by the Company without Parent’s prior consent.

     Section 2.06 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

     Section 2.07 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this ARTICLE II.

ARTICLE III

THE SURVIVING CORPORATION

     Section 3.01 Articles of Incorporation. The articles of incorporation of the Company in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, until amended in accordance with applicable Law.

     Section 3.02 Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

     Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as disclosed in the Recent Company SEC Documents and the Schedules, the Company represents and warrants to Parent and Merger Subsidiary that:

     Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Carolina and, except as would not reasonably be expected to have a Material Adverse Effect, has all corporate power and authority to own or use the properties or assets that it purports to own or use and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Company has delivered or made available to Parent copies of the articles of incorporation and bylaws of the Company. Such articles of incorporation and bylaws are complete and correct and in full force and effect, and the Company is not in violation in any material respect of any of the provisions of its articles of incorporation or bylaws.

Section 4.02 Corporate Authorization.

     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

     (b) The Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.03(c)) to recommend approval and adoption of this Agreement and the Merger by its shareholders (such recommendation, the “Company Board Recommendation”).

     (c) The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws of the State of South Carolina, including, without limitation, Sections 35-2-101 through 35-2-111 of South Carolina law and Sections 35-2-201 through 35-2-226 of South Carolina Law (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby comply with, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination”, “fair price”, “voting requirement”, “constituency requirement” or other related provisions (collectively, “Takeover Provisions”). The provisions of Article 9 of the articles of incorporation of the Company do not apply to the transactions contemplated by this Agreement. The transactions contemplated by this Agreement have been approved by two-thirds of the continuing directors then in office (as defined in Article 9 of the articles of incorporation of the Company).

     Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, or notice, report or submission to, or consent, registration, approval, declaration, permit, authorization or expiration of any waiting period from or with, any Governmental Authority other than (i) the filing of a certificate of merger with the Delaware Secretary of State, the articles of merger with the South Carolina Secretary of State and appropriate documents evidencing the Merger with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, (iv) the FCC Consent and (v) any such action, filing, notice, report, submission, consent, registration, approval, declaration, permit, authorization or waiting period expiration as to which the failure to make, obtain or occur would not reasonably be expected to have a Material Adverse Effect.

    Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby not and will not (i) assuming receipt of the Company Shareholder Approval, violate, breach, contravene or conflict with, the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate, breach, contravene or conflict with any applicable Law, (iii) require any consent or other action by, or notice to, any Person under, constitute a breach or default (with or without notice or lapse of time or both) under, contravene or conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect.

     Section 4.05 Capitalization.

     (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value (“Preferred Stock”), of the Company. As of August 17, 2005, there were outstanding 18,297,938 shares of Common Stock (which number includes 441,833 shares of Restricted Stock, which constitutes all outstanding shares of Restricted Stock as of the date hereof), no shares of Preferred Stock, Company Stock Options to purchase an aggregate of 887,420 shares of Common Stock (with no additional Company Stock Options having been granted from August 17, 2005 through the date hereof) and rights (“Rights”) to acquire up to a maximum of 10,000,000 shares of Preferred Stock pursuant to the Company Rights Agreement. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company.

     (b) Except as set forth in this Section 4.05 and for changes since August 17, 2005 resulting from the exercise of Company Stock Options outstanding on such date, there are no authorized, issued or outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants, calls, preemptive rights, subscriptions or other rights, agreements or arrangements to acquire from the Company, or other obligations of the Company to issue, sell or transfer, or to cause to be issued, sold or transferred, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription, other right, agreement, arrangement or commitment (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”), or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or to make a material investment in any Person other than a wholly-owned Subsidiary.

     (c) There are no outstanding stock appreciation rights or similar derivative securities of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the voting of any shares of the Common Stock. The Company has not agreed to register any securities under the 1933 Act or under any state securities law or granted registration rights to any Person or entity (except agreements or rights which have terminated or expired). Neither the Company nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses to pay (i) any portion of the consideration payable to the seller or sellers in such transaction in equity securities of the Company or any of its Subsidiaries or (ii) any material portion of the consideration payable to the seller or sellers in such transaction in the form of any other securities or in cash or other property.

     (d) The Company has previously made available to Parent complete and correct copies of the Incentive Plan, including all amendments thereto, which constitutes the only plan pursuant to which restricted stock, options, warrants or other obligations of the Company to issue capital stock are currently outstanding. The Company has previously made available to Parent a complete and correct list setting forth as of August 17, 2005 (i) the number of Company Stock Options outstanding (listing grantee, exercise price and vesting timetable) and (ii) the exercise price for all outstanding Company Stock Options, and complete and correct copies of the relevant written agreements, including amendments thereto, evidencing the grant of outstanding Company Stock Options and Restricted Stock.

     Section 4.06 Subsidiaries.

     (a) Each Subsidiary of the Company is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and, except as would not reasonably be expected to have a Material Adverse Effect, has all corporate or limited liability company power and authority to own or use the properties or assets that it purports to own and use and to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 4.06(a). The Company has delivered or made available to Parent copies of the articles or certificate of incorporation or organization and the bylaws or operating agreement of each Subsidiary of the Company. Such organizational documents are in full force and effect, and no Subsidiary of the Company is in violation in any material respect of any of the provisions thereof.

     (b) All of the outstanding capital stock or other voting securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned by the Company, directly or indirectly, free and clear of any Lien (except that only fifty (50) percent of the partnership interests of Tall Tower are owned by the Company). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any such Subsidiary, (ii) options, warrants, calls, preemptive rights, subscriptions or other rights, agreements or arrangements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any such Subsidiary to issue or sell or transfer or cause to be issued, sold or transferred, any capital stock, voting securities or securities convertible into or exchangeable for any capital stock or voting securities of any such Subsidiary or obligating the Company or any such Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”), or (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Subsidiary Securities or to make a material investment in any Person other than a wholly-owned Subsidiary.

     Section 4.07 SEC Filings.

     (a) The Company has made available to Parent (directly or on the SEC’s website) (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2004, 2003 and 2002, as amended, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2005 and June 30, 2005, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Company held since December 31, 2004, and (iv) all of its other filings, exhibits, reports, statements, schedules and registration statements filed with the SEC since December 31, 2004 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”). As of the date of this Agreement, no Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act.

     (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder.

     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, including the notes and schedules thereto, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries (and Tall Tower) as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements that would not be material in amount or effect).

     Section 4.09 Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules and regulations thereunder. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent specifically for use therein.

     Section 4.10 Absence of Certain Changes. Except as may be affected by acts after the date hereof permitted under Section 6.01 hereof, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary and usual course in a manner consistent with past practices (“Ordinary Course of Business”) and there has not been:

     (a) any event, occurrence or development which has had, does have, or would reasonably be expected to have, a Material Adverse Effect;

     (b) any (i) declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than quarterly cash dividends on the shares of Common Stock not in excess of $0.25 per share per quarter), (ii) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries, (iii) any grant of any new or amendment of any existing stock option, stock appreciation right, performance award, restricted stock award, warrant or other right to purchase shares of capital stock of the Company or any Subsidiary thereof, other than grants of Company Stock Options and Restricted Stock prior to August 17, 2005 under the Incentive Plan, (iv) issuance of any security convertible into the capital stock of the Company or any Subsidiary thereof or (v) reclassification, combination, split or subdivision by the Company or its Subsidiaries of any shares of the capital stock of the Company or its Subsidiaries;

     (c) any amendment of any term of any outstanding equity or debt security of the Company or any of its Subsidiaries or any amendment or change in the organizational documents of the Company or its Subsidiaries;

     (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the Ordinary Course of Business;

     (e) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in the Ordinary Course of Business;

     (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business, in either case,

material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the Ordinary Course of Business and those contemplated by this Agreement;

     (g) any merger or consolidation of the Company or any of its Subsidiaries with any other Person or any acquisition by the Company or any of its Subsidiaries of equity or material assets of any other Person except in the Ordinary Course of Business;

     (h) any sale, pledge, encumbrance, lease, license, or other disposition of any Subsidiary of the Company or any material assets, securities, or property except in the Ordinary Course of Business;

     (i) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (j) any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, in each case, other than in the Ordinary Course of Business;

     (k) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

     (l) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

     Section 4.11 No Undisclosed Material Liabilities. Except as set forth on Schedule 4.11, there are no liabilities or obligations of the Company or any of its Subsidiaries (and to the knowledge of the Company, there are no manifest facts or circumstances that would reasonably be expected to result in liabilities or obligations), other than:

     (a) liabilities provided for in the Company Balance Sheet or disclosed in the notes thereto;

     (b) liabilities incurred in the Ordinary Course of Business since the Company Balance Sheet Date or in connection with this Agreement and the transactions contemplated hereby; and

     (c) other undisclosed liabilities which would not reasonably be expected to have a Material Adverse Effect.

     Section 4.12 Compliance with Contracts. Each contract or agreement to which the Company or any of its Subsidiaries is a party which is material to the Company and its Subsidiaries, taken as a whole, and that is to be performed in whole or part after the date hereof (a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect. No condition or state of facts exists that, with notice or the passage of time, or both, would constitute a default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party under such Material Contracts, in each case, except as would not reasonably be expected to have a Material Adverse Effect. The Company or its applicable Subsidiary has duly complied with the provisions of each Material Contract to which it is a party, except as would not reasonably be expected to have a Material Adverse Effect. Each other agreement, contract, plan, lease, arrangement or commitment of the Company and its Subsidiaries is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, in each case, except as would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.12 is a list of all agreements that contain covenants or agreements not to compete (other than, for the avoidance of doubt, exclusivity arrangements) restricting the activities of the Company or any of its Subsidiaries.

     Section 4.13 Intellectual Property. (i) The Company owns or has the legally enforceable right to use pursuant to license, sublicense, agreement or otherwise all material Intellectual Property used in the operation of the business of the Company, (ii) the operation of the business of the Company does not interfere with, infringe upon or misappropriate the Intellectual Property of any other Person and no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, would reasonably be expected to serve as the basis for any such claim; (iii) no Person has, since January 1, 2003, asserted in writing against the Company a demand or claim that the Company is interfering with, infringing upon, violating or misappropriating the Intellectual Property of such Person, and (iv) to the Company’s knowledge, no Person is interfering with, infringing upon, violating or misappropriating any material Intellectual Property owned by the Company, except in the case of clauses (ii), (iii) and (iv) to the extent such interference, infringement or misappropriation would not reasonably be expected to have a Material Adverse Effect.

     Section 4.14 Compliance with Laws and Court Orders; Permits.

     (a) Neither the Company nor any of its Subsidiaries is in violation of, and has not since January 1, 2003 violated, any applicable Law, except for violations that would reasonably be expected to have a Material Adverse Effect. The Stations are, and as of immediately prior to the Closing will be, owned and operated by Company and its Subsidiaries in compliance with (i) the terms of the FCC Licenses and (ii) the Communications Act and the FCC Rules, in each case, except as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have (x) filed or made all applications, reports and other disclosures required by the FCC to be made in respect of the Stations and (y) have or will have timely paid all FCC regulatory fees in respect thereof, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

     (b) The Company and each Subsidiary of the Company has obtained all permits, licenses, franchises, certificates, approvals and similar authorizations of Governmental Authorities necessary to conduct their respective businesses in accordance with past practice, except for failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Such permits, licenses, franchises, certificates, approvals and authorizations are valid and in full force and effect, and no such licenses or permits will be terminated or materially impaired or become terminable as a result of the transactions contemplated by this Agreement (assuming receipt of the consents and approvals referred to in Sections 4.03 and 4.04), except for those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 4.15 Litigation. There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor are there, to the knowledge of the Company, any facts or circumstances that would reasonably be expected to give rise to any such claim, action, suit or investigation.

    Section 4.16      FCC Matters. Set forth on Schedule 4.16 is a complete and accurate list of all of the material licenses, permits and authorizations issued by the FCC for the operation of the Stations and of the pending FCC application for a new television station construction permit to serve Myrtle Beach, South Carolina (BPCT-19960920WV) (collectively, the “FCC Licenses”) and the holder of each such FCC License (each a “Licensee”), noting the expiration dates. Except as set forth on Schedule 4.16, the FCC Licenses are in full force and effect, either in accordance with their terms or by operation of Section 307(c) of the Communications Act, and have not been revoked, suspended, canceled, rescinded or terminated and have not expired, and are not subject to any conditions except for conditions applicable to television licenses generally or as otherwise disclosed on the face of the FCC Licenses, in each case, except as would not reasonably be expected to have a Material Adverse Effect. The FCC Licenses constitute all the FCC authorizations necessary to own and operate the Stations in substantially the same manner as they are being operated in all material respects. Except as set forth in Schedule 4.16, (i) there is not any pending, or to the Company’s knowledge, threatened, action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC Rules of general applicability) and (ii) there is not issued or outstanding by or before the FCC, or to the Company’s knowledge, threatened, any order to show cause, cease and desist order, investigation, notice of violation, notice of apparent liability, or order of forfeiture against the Stations or the Company that would reasonably be expected to result in any such action, in each case, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.16, there is not pending any petition to deny or other objection against any license renewal or other pending application of the Stations. Except as set forth in Schedule 4.16, the Stations are operating in compliance with the FCC Licenses, the Communications Act and the rules, regulations and policies of the FCC (the “FCC Rules”), except as would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are, and as of the Closing shall be, legally and otherwise qualified under the Communications Act and the FCC Rules to own and operate the Stations, except as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.16, (i) there are no facts or circumstances pertaining to the Company and its Subsidiaries which, under the Communications Act or the FCC Rules, would reasonably be expected to (x) result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent.

     Section 4.17 Finders’ Fees. Except for UBS Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries or the Surviving Corporation in connection with the transactions contemplated by this Agreement (including, without limitation, in connection with any fairness opinion). The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and UBS Securities LLC pursuant to which such firm would be entitled to any payment from the Company or its Subsidiaries related to the transactions contemplated by this Agreement.

     Section 4.18 Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view.

     Section 4.19 Taxes.

     (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

     (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

     (c) All of the income and franchise Tax Returns of the Company and its Subsidiaries, through the Tax years and in the jurisdictions set forth on Schedule 4.19(c), have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

     (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

     (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

     (f) There are no known Liens with respect to Taxes (except for Liens for Taxes, assessments or other governmental charges not yet delinquent) upon any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or the Subsidiaries.

     (g) Neither the Company nor the Subsidiaries have ever engaged in a “listed transaction” as such term is defined in Treasury Regulation § 1.6011 -4(b)(2).

     (h) The Company has not been a United States real property holding company corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

     (i) Neither the Company nor any Subsidiary (i) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes for which the applicable statute of limitations has not expired, (ii) has been a member of an affiliate group (as defined by the Code) filing a consolidated federal income Tax Return (other than as a member of a group of which the Company is the common parent) or (iii) has any liability for the Taxes of any other Person under Treas. Reg. § 1.1502 -6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, for which the applicable statute of limitations has not expired.

     (j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

     Section 4.20 Employee Benefit Plans.

     (a) Schedule 4.20(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

     (b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

     (c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

     (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. All contributions required to be made under the terms of any Employee Plan have been timely made.

     (e) Except as provided in Section 2.05 or as disclosed in Schedule 4.20(e), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or director of the Company or any of its Subsidiaries to any bonus, retirement, severance, job security or similar benefit or to an enhancement of any such benefit or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee to any severance or other payment solely as a result of the transactions contemplated hereby and/or any termination of employment related thereto, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G, without regard to subsection (b)(4) thereof, or 162(m) of the Code.

     (f) Except as disclosed in Schedule 4.20(f), neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

     (h) Except as disclosed in Schedule 4.20(h), neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization. Except as would not, individually or in the aggregate, be reasonably expected to be material, (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board, (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract applicable to individuals employed by the Company or any such Subsidiary and, to the knowledge of the Company, there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract. No union contracts or collective bargaining agreements are currently scheduled for renewal prior to January 2006, and with respect to all such contracts currently scheduled for renewal, the Company has no knowledge of any facts or circumstances that would reasonably be expected to make the renewal of any such contract unlikely.

     (i) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

     (j) The Company and its Subsidiaries are in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for failures to comply that would not reasonably be expected to have a Material Adverse Effect.

     Section 4.21 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect:

     (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to such a claim, notice or proceeding;

     (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits;

     (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries arising under any Environmental Law, nor has the Company or any of its Subsidiaries assumed or undertaken, or agreed to assume or undertake, any liabilities or obligations of any other person arising under or relating to any Environmental Law;

     (iv) the Stations and the equipment at the Stations are free of asbestos, asbestos-containing substances, polychlorinated biphenyls, and underground storage tanks; and

     (v) no Hazardous Substance has ever been manufactured, discharged, spilled, leaked, emitted or relocated at, on or from any real property now or formerly owned, operated, leased or used by the Company or any Subsidiary.

     Section 4.22 Rights Agreement. The Company and the Board of Directors of the Company have taken all necessary action to (i) render the Company Rights Agreement inapplicable to this Agreement, the Voting Agreements, the Merger and the other transactions contemplated hereby and thereby and (ii) provide that (A) neither Parent nor any Subsidiary of Parent, including Merger Subsidiary, nor any other party to a Voting Agreement, shall be an “Acquiring Person” (as defined in the Company Rights Agreement) as a result of the execution, delivery and performance of this Agreement or any of the transactions contemplated hereby or thereby, and (B) no “Distribution Date” (as defined in the Company Rights Agreement) shall be deemed to have occurred as a result of this Agreement, the Voting Agreements or any of the transactions contemplated hereby and thereby.

     Section 4.23 Tangible Property; Real Property and Leases.

     (a) The Company and its Subsidiaries have sufficient title to all their tangible properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     (b) No material parcel of real property owned or leased by the Company or its Subsidiaries is subject to any governmental decree or order to be sold nor is being condemned,

expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, is any such condemnation, expropriation or taking being proposed.

     (c) All material leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company or any Subsidiary, nor, to the knowledge of the Company, any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary, except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     Section 4.24 Insurance . All material insurance policies carried by or covering the Company and its Subsidiaries with respect to their respective businesses, assets and properties are in full force and effect, and, to the Company’s knowledge, no notice of cancellation has been given with respect to any such policy. Neither the Company nor any of its Subsidiaries has assigned, pledged or transferred any material rights under any such insurance policies. There are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause (other than a customary reservation of rights clause).

     Section 4.25 Transmission Towers . The towers, buildings (including transmitter buildings) and other structures and improvements owned by the Company or any of its Subsidiaries and used in connection with the operation of the Stations (collectively, “Transmission Structures”) are registered to the extent required by Law and all such Transmission Structures have been constructed, and are operated and maintained, in compliance with the FCC Licenses and all applicable Laws, including the Communications Act and those promulgated by the Federal Aviation Administration (and including, to the extent applicable, all such Laws concerning the marking, painting, lighting, height and registration of the Transmission Structures), in each case, except as would not reasonably be expected to have Material Adverse Effect.

     Section 4.26 Cable and Satellite Matters.

     (a) The Company has previously made available to the Parent a list of:

     (i) all multichannel video programming distributors (collectively, “MVPDs” and each individually, a “MVPD”) that carry a Station’s signal, and the channel on which each Station’s signal is carried;

     (ii) (A) all MVPDs in each Station’s market to which the Company or a Subsidiary thereof has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Communications Act for the cable and direct broadcast satellite (“DBS”) must-carry/retransmission consent election cycles ending December 31, 2005, and for the cable and DBS must-carry/retransmission consent election cycle commencing January 1, 2006, including a description of the disposition and current status of each such must-carry or retransmission consent notice, and (B) all

MVPDs in each Station’s market to which the Company and its Subsidiaries have not provided any such must-carry or retransmission consent notice;

     (iii) all retransmission consent or copyright indemnification contracts entered into with respect to a Station with any MVPD in any Station’s market, and the expiration date for each such contract;

     (iv) all retransmission consent or copyright indemnification contracts entered into with respect to a Station as of the date hereof with any MVPD other than an MVPD in a Station’s market and the expiration date for each such contract;

     (v) all modifications to the geographic area in which a Station is eligible for must-carry or retransmission consent rights under FCC Rules that are pending with or have been approved by the FCC, including any appeals of such modifications to the FCC or a reviewing court; and

     (vi) all notifications to a Station from a DBS system indicating such DBS system’s intent to import “significantly viewed” television stations into such Station’s market.

     (b) No MVPD has advised the Company of any signal quality or copyright indemnity or other material obstacle to carriage of a Station’s signal that is still outstanding, and no MVPD has declined or threatened to decline such carriage or failed to respond to a request for carriage or sought any form of relief from carriage from the FCC.

     (c) The Company has made available to Parent true and complete copies of all material notices, contracts, correspondence and other items described in subsections (a)(i) – (vi) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

     Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to prevent, materially delay or materially impede the consummation by Parent or Merger Subsidiary of the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

     Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

     Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, or notice, report or submission to, or consent, regulation, approval, declaration, permit, authorization or expiration of any waiting period from or with, any Governmental Authority, other than (i) the filing of a certificate of merger with the Delaware Secretary of State, the articles of merger with the South Carolina Secretary of State and appropriate documents evidencing the Merger with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act, (iv) the FCC Consent and (v) any such action or filing as to which the failure to make or obtain would not reasonably be expected to prevent, materially delay or impede the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby.

     Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) violate, breach, contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, violate, breach, contravene or conflict with any applicable Law, (iii) require any consent or other action by, or notice to, any Person under, constitute a breach or default under (with or without notice or lapse of time or both), contravene or conflict with, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Subsidiary under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary or any of their assets, or (iv) result in the creation or imposition of any material Lien on any asset of Parent or Merger Subsidiary, with such exceptions, in the case of clauses (ii) through (iv), as would not reasonably be expected to prevent, materially delay or materially impede the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby.

     Section 5.05 Available Funds. Parent and Merger Subsidiary will have at the Effective Time sufficient funds available to enable them to pay the aggregate Merger Consideration and satisfy all of their obligations under this Agreement.

     Section 5.06 Litigation. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or Merger Subsidiary before any Governmental Authority that would reasonably be expected to have a material adverse effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

     Section 5.07 FCC Matters. Except as set forth in Schedule 5.07, Parent is legally, financially and otherwise qualified under the Communications Act and the FCC Rules to acquire control of, and operate, the Stations. Except as set forth in Schedule 5.07, (i) there are no facts or circumstances pertaining to Parent or any Affiliate of Parent which, under the Communications Act or the FCC Rules, would reasonably be expected to (x) result in the FCC’s refusal to grant the FCC Consent or (y) materially delay obtaining the FCC Consent and (ii) no waiver of, or exemption from, any provision of the Communications Act or the FCC Rules is necessary to obtain the FCC Consent.

     Section 5.08 Compliance with Laws and Court Orders. Neither Parent nor Merger Subsidiary is in violation of, and has not violated, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that would not reasonably be expected to have a material adverse effect on Parent or Merger Subsidiary, or prevent, materially delay or impede the consummation by Parent or Merger Subsidiary of the transactions contemplated hereby.

     Section 5.09 Disclosure Documents. None of the information provided or to be provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

     Section 5.10 Inspections; No Other Representations. Parent is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder. Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Parent will undertake prior to the Effective Time such further investigation and request such additional documents and information as it deems necessary. Parent agrees to accept the Company and its Subsidiaries in the condition they are in at the Effective Time based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or any other Person, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Parent acknowledges that the Company has not made and does not make any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent or its counsel, accountants or advisors with respect to the Company or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement. The agreements, acknowledgements and representations made by Parent pursuant to this Section are made for and on behalf of itself and Merger Subsidiary.

ARTICLE VI

COVENANTS OF THE COMPANY

     The Company agrees that:

     Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, except as disclosed on Schedule 6.01, the Company and its Subsidiaries shall conduct their business in the Ordinary Course of Business and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as disclosed on Schedule 6.01 or expressly contemplated by this Agreement, from the date hereof until the Effective Time:

     (a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change to its articles of incorporation or bylaws or similar organizational documents;

     (b) the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company other than (A)(I) prior to December 31, 2005, one declaration and payment of a cash dividend on the shares of Common Stock not in excess of $0.25 per share of Common Stock having customary record and payment dates consistent with past practice, (II) in the event that the Company reasonably believes that the Merger is unlikely to be consummated on or prior to December 31, 2005, one additional declaration and payment of a cash dividend on the shares of Common Stock not in excess of $0.25 per share of Common Stock (such declaration to be made at any time after December 15, 2005, for payment on or after December 31, 2005 and prior to March 31, 2006), and (III) in the event that the Company reasonably believes that the Merger is unlikely to be consummated on or prior to March 31, 2006, one additional declaration and payment of a cash dividend on the shares of Common Stock not in excess of $0.25 per share of Common Stock (such declaration to be made at any time after March 15, 2006, for payment on or after March 31, 2006 and prior to the End Date), and (B) dividends paid by any Subsidiary of the Company to the Company or any other Subsidiary of the Company), (ii) repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or its Subsidiaries, (iii) grant any new or, except as contemplated by Section 2.05(b), amend any existing stock option, stock appreciation right, performance award, restricted stock award, warrant or other right to purchase shares of capital stock of the Company or any Subsidiary thereof, (iv) issue any security convertible into capital stock of the Company or any Subsidiary thereof, or (v) reclassify, combine, split or subdivide any shares of capital stock of the Company or any Subsidiary thereof;

     (c) the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation (or resolutions authorizing the same), merge or consolidate with any other Person or acquire a material amount of assets or properties of any other Person except (i) pursuant to existing contracts or commitments or (ii) in the Ordinary Course of Business;

     (d) the Company shall not, and shall not permit any of its Subsidiaries to, make capital expenditures in excess of the amounts set forth on Schedule 6.01(d);

     (e) the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, encumber, lease, license or otherwise dispose of any Subsidiary of the Company or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the Ordinary Course of Business;

     (f) the Company shall not, and shall not permit any of its Subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money other than (i) intercompany indebtedness among the Company and its wholly owned Subsidiaries and (ii) $10,000,000 of additional indebtedness under the Company’s existing credit facility;

     (g) the Company shall not, and shall not permit any of its Subsidiaries to, make any loan, advance or capital contribution to or investment in any Person other than (i) pursuant to existing contracts or commitments and (ii) other loans, advances, capital contributions or investments not exceeding $1,000,000 in the aggregate at any one time outstanding;

     (h) the Company shall not, and shall not permit any of its Subsidiaries to, amend any material term of any outstanding equity or debt security of the Company or any of its Subsidiaries;

      (i) except as required by applicable Law or the terms of an existing, binding agreement in existence as of the date hereof and made available to Parent prior to the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation, bonus or other benefits payable to any director, officer or employee of the Company or its Subsidiaries, except, solely in the case of those employees who are not “named executive officers” as defined in Item 402 of Regulation S-K under the 1934 Act (such employees, the “Permitted Employees”), in the Ordinary Course of Business, (ii) grant any severance or termination pay to any director, officer or employee of the Company or its Subsidiaries, except (x) pursuant to the Company’s written severance plans existing on the date hereof or (y) solely in the case of the Permitted Employees, in the Ordinary Course of Business, (iii) enter into any new employment, deferred compensation, severance or similar agreement or arrangement (or amend any such existing agreement) with any director, officer or employee of the Company or its Subsidiaries, except with respect to Permitted Employees or individuals who would be Permitted Employees, in the Ordinary Course of Business at reasonable market rates and conditions, or (iv) establish, adopt, amend or terminate any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan covering any director, officer or employee of the Company or any of its Subsidiaries or any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Employee Plan if it were in existence as of the date of this Agreement;

     (j) the Company shall not make any material change in any method of accounting or accounting principle or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

     (k) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) settle any claim, action or proceeding for an amount payable by the Company or its Subsidiaries in excess of $250,000 individually or $1,500,000 in the aggregate or (ii) make any Tax election unless such election is not reasonably expected to have a present or future cost to the Company or the Surviving Corporation in excess of $1,000,000; and

     (l) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.02 Access to Information. From the date hereof until the Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, (iii) give Parent and other authorized representatives access to the facilities of the Company and its Subsidiaries for the purpose of conducting Phase I environmental site assessments and, to the extent such site assessments reasonably recommend further environmental investigations, such further environmental investigations, including Phase II environmental site assessments (in the case of such further environmental investigations, to the extent reasonably necessary in connection with any financing of the transactions contemplated by this Agreement and to the extent permitted by the terms of any lease agreement relating to any such facility), and (iv) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, no such Person shall have access to personnel records of the Company and its Subsidiaries relating to individual performance or evaluation records, medical histories or other employee information which, in the Company’s good faith opinion, the disclosure of which would subject the Company or any of its Subsidiaries to liability. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

     Section 6.03 Shareholder Meeting; Proxy Material.

     (a) The Company shall take, in accordance with South Carolina Law and the articles of incorporation and bylaws of the Company, all action necessary to convene a meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and the Merger (including any adjournment or postponement thereof, the “Company Shareholder Meeting”) as promptly as practicable after the Company Proxy Statement is cleared by the SEC.

     (b) Except as expressly permitted by Section 6.03(c), (i) the Company’s Board of Directors shall recommend approval and adoption of this Agreement and the Merger by the

Company’s shareholders and shall not withdraw or modify or propose publicly to withdraw or modify in a manner adverse to Parent or Merger Subsidiary the Company Board Recommendation, (ii) the Company shall use its reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (iii) the Company’s Board of Directors shall not approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.

     (c) In connection with a bona fide, unsolicited Acquisition Proposal that is a Superior Proposal, the Company’s Board of Directors and the Company shall be excused from their respective obligations under clauses (i) to (iii) of Section 6.03(b) , and the Company’s Board of Directors shall be permitted to withdraw or modify, or propose publicly to withdraw or modify, the Company Board Recommendation and/or to approve or recommend, or propose publicly to approve or recommend, such Acquisition Proposal, if, but only if, (A) after consultation with outside legal counsel, the Company’s Board of Directors concludes in good faith that such action is required in order for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law, (B) the Company has given Parent three (3) Business Days’ prior notice of such action and the Company’s Board of Directors has considered in good faith and consistent with its fiduciary duties any proposed changes to this Agreement (if any) proposed by Parent or Merger Subsidiary during such three (3) Business Day period, (C) after taking into account any such proposed changes by Parent and Merger Subsidiary, such Acquisition Proposal remains a Superior Proposal, and (D) the Company has complied in all material respects with its obligations under Section 6.03(a), Section 6.04 and the first sentence of Section 6.03(d) hereof; provided that nothing contained in this Section 6.03(c) shall permit the Company’s Board of Directors to withdraw the proposal of this Agreement to the shareholders of the Company or fail to hold the Company Shareholder Meeting.

     (d) In connection with the Company Shareholder Meeting, the Company shall promptly prepare and file with the SEC, use its reasonable efforts to have cleared by the SEC, and as promptly as practicable after clearance thereof by the SEC, mail the Proxy Statement and all other proxy materials for the Company Shareholder Meeting to the shareholders of the Company entitled to vote at the Company Shareholder Meeting. Subject to Section 6.03(c), the Company Proxy Statement shall include the Company Board Recommendation.

     Section 6.04 No Solicitation; Other Offers.

     (a) Subject to Section 6.04(b), the Company agrees that it shall not, and shall cause its Subsidiaries and each of its and their respective directors, officers, employees, not to, and shall use its reasonable efforts to cause the agents, consultants, advisors, or other representatives of such Person, including legal counsel, accountants and financial advisors (collectively, “Company Representatives”) not to, directly or indirectly, (i) solicit, induce, initiate or otherwise facilitate the making or submission of any Acquisition Proposal, (ii) (A) enter into or participate in any discussions with, (B) enter into or participate in any negotiations with, (C) furnish any confidential information relating to the Company or any of its Subsidiaries to, or (D) knowingly assist, participate in or facilitate any effort by a Third Party that is seeking to make, or has made, an Acquisition Proposal, or (iii) enter into any agreement with respect to an Acquisition Proposal.

     (b) At any time prior to the time its shareholders shall have approved this Agreement and the Merger at the Company Shareholder Meeting, if the Company is not otherwise in breach of Section 6.03 hereof and of this Section 6.04, the Company may:

     (i) if it receives a bona fide, unsolicited proposal from a Third Party regarding an Acquisition Proposal, engage in the activities specified in Subsection 6.04(a)(ii)(A), (B) and (D) with respect to such Third Party and such Acquisition Proposal if the Company’s Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded in good faith that pursuing such Acquisition Proposal is reasonably likely to lead to a Superior Proposal and that such activities are required for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law;

     (ii) in the event that the conditions set forth in clause (b)(i) above are satisfied, further engage in the activities specified in Subsection 6.04(a)(ii)(C) with respect to such Third Party if the Company has received from such Third Party an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement dated as of July 19, 2005 between the Company and Parent (the “Confidentiality Agreement”); and

     (iii) enter into a written agreement with respect to a bona fide, unsolicited Acquisition Proposal that is a Superior Proposal if the Company terminates this Agreement pursuant to Section 10.01(d)(i) hereof and complies with its obligations under Section 11.04(b) hereof, the Company has given Parent three (3) Business Days’ prior notice of such termination, the Company’s Board of Directors has determined that such Acquisition Proposal is a Superior Proposal, after taking into account any proposed changes to this Agreement (if any) proposed by Parent or Merger Subsidiary during such three (3) Business Day period, and the Company’s Board of Directors, after consultation with outside legal counsel, has concluded in good faith that such activities are required for the Company’s Board of Directors to comply with its fiduciary duties under applicable Law.

     (c) The Company shall notify Parent promptly after receipt by the Company of any Acquisition Proposal. The Company shall provide such notice orally and in writing. Such notice shall set forth in reasonable detail the substance and material terms of such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal). The Company will (i) keep Parent reasonably apprised of any related material developments, discussions and negotiations (including any material changes or modifications to the terms and conditions of the Acquisition Proposal) on a reasonably current basis and (ii) provide to Parent, as soon as reasonably practicable, a copy of the form of any merger agreement or acquisition agreement, as the case may be, in connection with any such Acquisition Proposal, or, to the extent the Company is prohibited by the Person making such Acquisition Proposal from doing so, written summaries of the material terms thereof. The Company shall, and shall cause its Subsidiaries and the Company Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable efforts to enforce confidentiality agreements with Third Parties, including causing any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

     A “Superior Proposal” is a bona fide, unsolicited Acquisition Proposal to acquire all of the outstanding shares of Common Stock (whether by merger, tender offer or otherwise) or all or substantially all of the consolidated assets of the Company and its Subsidiaries, in each case that the Company’s Board of Directors determines in good faith after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees or similar devices, expense reimbursement provisions and conditions to consummation (i) is more favorable and provides greater value to the Company’s shareholders than this Agreement and the Merger and (ii) is reasonably capable of being, and is reasonably likely to be, consummated.

     Section 6.05 Takeover Laws and Rights Plan.

     (a) The Company shall not take any action that would cause the transactions contemplated by this Agreement or the Voting Agreements to be subject to requirements imposed by any Takeover Law, and the Company shall take all reasonable steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if reasonably necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. The Company shall not take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions, and the Company shall take all reasonably necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

     (b) Except as contemplated by Section 4.22 and Section 6.04, the Company shall not, without the prior written consent of Parent, (i) amend the Company Rights Agreement, (ii) take any action to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights or (iii) fail to enforce the provisions of any existing standstill agreement to which the Company is a party.

     Section 6.06 Maintenance of Insurance; Risk of Loss. From the date hereof through the Closing Date, the Company will, with respect to the Company and each of its Subsidiaries, maintain in force (including necessary renewals thereof) the insurance obtained directly in its name or otherwise covering the Company, its Subsidiaries and their respective officers and directors on the date hereof, except to the extent that such insurance may be replaced with materially equivalent policies appropriate to insure the assets, properties and business of the Company and its Subsidiaries to the same extent as currently insured in all material respects.

     Section 6.07 Certain Broadcast Industry Matters. The Company will and will cause its Subsidiaries to:

     (a) cause material license renewal applications for the Stations to be timely filed and prosecuted with all reasonable diligence, keeping the information reported therein accurate and current in all material respects and shall otherwise use its commercially reasonable efforts to obtain prompt grant of the material license renewal applications;

     (b) continue to operate and control the Stations in all material respects in compliance with the FCC Licenses, FCC Rules and the Communications Act;

     (c) refrain from modifying any of the FCC Licenses in any manner materially adverse to the Company and its Subsidiaries;

     (d) take all actions reasonably necessary or appropriate to preserve each of the Stations’ right and ability to operate digital television (“DTV”) facilities after the cessation of analog broadcasting that are consistent with the FCC Form 381 pre-election certification form filed with respect to each Station pursuant to the FCC’s Second Periodic Review of the Commission’s Rules and Policies Affecting the Conversion to Digital Television, Report and Order, MB Docket No. 03-15 (rel. Sept. 7, 2004), including without limitation (i) timely filing any requests for extensions of time to construct DTV facilities or to meet applicable “use-it-or-lose-it” deadlines for DTV construction and (ii) taking actions to protect each Station’s DTV tentative channel designations from objectionable interference from other television stations; and

     (e) after good faith consultation with Parent, timely provide notice by October 1, 2005, in accordance with applicable FCC Rules, to cable systems and DBS systems in each of the Stations’ local television markets of such Station’s election of either mandatory carriage or retransmission consent for the carriage election cycle commencing on January 1, 2006.

ARTICLE VII

COVENANTS OF PARENT

     Parent agrees that:

     Section 7.01 Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent and its Affiliates shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, pursuant to and subject to the terms of the Confidentiality Agreement, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to, or prepared by, Parent or its Affiliates in connection with the transactions contemplated by this Agreement (“Company Confidential Information”). Notwithstanding the foregoing, the Parent may disclose Company Confidential Information that would otherwise not be subject to disclosure under the Confidentiality Agreement to its lenders, provided that the Parent agrees to (x) inform such Persons of the nonpublic nature of such information, (y) to direct such Persons to treat such Company Confidential Information in accordance with the terms of the Confidentiality Agreement and (z) to be responsible for any breach of such terms by such Persons. If this Agreement is terminated, Parent and its Affiliates shall, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, prepared or obtained by Parent or its Affiliates or on their behalf from the Company or any of its Subsidiaries in connection with this Agreement that are subject to such confidence.

     Section 7.02 Obligations of Merger Subsidiary and Surviving Corporation. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. From and after the Effective Time, Parent agrees to cause the Surviving Corporation to perform its obligations under this Agreement.

     Section 7.03 Voting of Shares. Parent shall vote all shares of Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

     Section 7.04 Employee Matters.

     (a) Subject to applicable Law, Parent shall and shall cause its Affiliates (including the Company) to for one year following the Effective Time provide to each employee of the Company or its Subsidiaries who is an employee thereof as of the Effective Time (a “Company Employee”) base salary or wage rates that are no less than those provided by the Company and its Subsidiaries as of immediately prior to the Effective Time; provided, however, that if a Company Employee is paid on a commission basis, no commission shall be paid unless the Company Employee meets the terms of the relevant commission agreement or arrangement. Except with respect to severance to the extent separate severance benefits are provided for in Section 7.04(d), from and after the Effective Time, Company Employees shall be eligible to participate in the employee benefit plans and programs sponsored, maintained or contributed to by Parent or its ERISA Affiliates, including, without limitation, any annual incentive plan, on the same basis as similarly situated employees of Parent and its Subsidiaries; provided that this Section 7.04(a) shall not apply to any employees represented by a union or employee association for purposes of collective bargaining.

     (b) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of the Company or its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given if it would result in a duplication of benefits.

     (c) (i) From and after the Effective Time, (x) those former employees of the Company or its Subsidiaries who as of such time are receiving benefits under the post-retirement medical and dental plans sponsored or maintained by the Company or its Subsidiaries (the “Designated Plans”) and (y) those Company Employees who have a credited retiree medical eligibility date prior to January 1, 1993 or who are fully eligible to receive benefits under such Designated Plans as of the Effective Time, together, in each case, with the covered dependents of each such employee (collectively, the “Designated Employees”) shall continue to receive, remain eligible to receive or receive at some future time, as the case may be, benefits under the Designated Plans in accordance with the terms of such plans as in effect as of the date hereof, or as may be amended by Parent in accordance with the terms of the Designated Plans; provided, however, that no such amendment shall reduce benefits under any Designated Plan or otherwise impair the rights of any Designated Employee. Employees who are not Designated Employees

will not be eligible or have the right or ability to become eligible to receive such benefits after the Effective Time and the Designated Plans shall be amended by Parent to implement the provisions of this Section 7.04(c) .

     (ii) From and after the Effective Time, those former employees of the Company and its Subsidiaries who as of such time are receiving post-retirement life insurance benefits shall continue to receive such benefits on the same terms and conditions (including, without limitation, the payment by the Company of any related premiums, if applicable) as were applicable as of the date hereof. Following the Effective Time, neither Parent nor any of its Subsidiaries shall be obligated to provide retiree life insurance benefits, except as set forth herein.

     (d) Parent shall and shall cause its Affiliates (including the Company) to for one year following the Effective Time provide to those employees of the Company or its Subsidiaries described on Schedule 7.04(d) the severance benefits set forth on such schedule.

     (e) If on or after the Effective Time, any Company Employee becomes covered under any benefit plan providing medical, dental, health, pharmaceutical or vision benefits (a “Successor Plan”), other than the plan in which he or she participated immediately prior to the Effective Time (a “Prior Plan”), any such Successor Plan shall not include any restrictions or limitations with respect to any pre-existing condition exclusions and actively-at-work requirements (except to the extent such exclusions or requirements were applicable under the corresponding Prior Plan), and any eligible expenses incurred by such Company Employee and his or her covered dependents during the calendar year in which the Company Employee becomes covered under any Successor Plan shall be taken into account under any such Successor Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for that year, to the extent that such expenses were incurred during a period in which the Company Employee or covered dependent was covered under a corresponding Prior Plan.

     (f) Except as otherwise specifically set forth above, nothing contained herein shall be construed as requiring the Surviving Corporation, Parent, its Affiliates, the Company or any of its Subsidiaries to continue any specific Employee Plan. Nothing contained herein shall be construed as requiring the Surviving Corporation, Parent, its Affiliates, the Company or any of its Subsidiaries to continue the employment of any specific person. No Company Employee shall have any third party beneficiary rights or rights to any specific levels of compensation or benefits as a result of the application of this Section 7.04.

     Section 7.05 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law, South Carolina Law or any other applicable Law or provided under the Company’s and its Subsidiaries’ articles of incorporation and bylaws or other organization documents in effect on the date hereof.

     (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance, fiduciary liability insurance and employment practices liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by such insurance policies carried by the Company and its Subsidiaries on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided that such policies can be obtained for premiums not exceeding 250% of the amount per annum that the Company and its Subsidiaries paid in its last full fiscal year, and, if not, on such terms with respect to coverage and amount as favorable as possible relative to the terms of such policy in effect on the date hereof as can be obtained for premiums of 250% of such amount.

     (c) If Parent, the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

     (d) The rights of each Indemnified Person under this Section 7.05 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries, or under Delaware Law, South Carolina Law or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

ARTICLE VIII

COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY

     The parties hereto agree that:

     Section 8.01 Reasonable Best Efforts.

     (a) Subject to the terms and conditions of this Agreement, Parent, Merger Subsidiary and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Required Consents). Each of Parent, Merger Subsidiary and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall be deemed to include compliance with the requirements of Section 8.02(b) hereof, but shall not otherwise require any entry into a settlement, undertaking, consent, decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or any divestiture or holding separate (including by establishing a trust or otherwise), or taking of any other material action (or otherwise agreeing to do any of the foregoing) with respect to its or the Surviving Corporation’s or any of their respective Subsidiaries’ or Affiliates’ businesses, assets or properties.

     (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. In connection with the foregoing, the parties agree to (a) cooperate with each other in preparing and submitting such HSR Act filings, which cooperation shall include furnishing the other with any information or documents in such party’s possession that may be reasonably required in connection with such filings; (b) furnish each other with correspondence from or to, and notify each other of any other communications with, the Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) which correspondence relates to the transactions contemplated hereby; and (c) to the extent practicable, permit each other to participate in any conferences with the FTC or the DOJ.

     Section 8.02 FCC Consent and FCC License Renewals.

     (a) As promptly as practicable after the date of this Agreement, but in any event no later than ten Business Days thereafter, the Company, the Licensees and Parent shall file with the FCC applications requesting the FCC Consent (the “Transfer Applications”). The Company and Parent will cooperate in the preparation of the Transfer Applications, will diligently take and will cooperate in the taking of all reasonable steps necessary to prosecute expeditiously the Transfer Applications, and will use reasonable best efforts to obtain promptly the FCC Consent. The Company will diligently take all reasonable steps to ensure that all of the FCC permits, licenses and authorizations held by the Company are included in the Transfer Applications and, in the event that either Parent or the Company identifies an FCC permit, license or authorization that has not been included in the Transfer Applications subsequent to the filing of the Transfer Applications, then the Company and Parent will cooperate to take such reasonable actions as are necessary to remedy the omission of such FCC permit, license or authorization from the Transfer Applications. As part of the Transfer Applications, Parent will request (i) temporary waivers of Section 73.3555(b) (the “Local Television Ownership Rule”) in the Toledo, Wilmington, Columbia and Albany markets to provide not more than six months from the Effective Time within which to come into compliance with such rule and (ii) a satellite exemption from the Local Television Ownership Rule for the Lufkin station. Such requests will include all factual information, representations and undertakings that are customary, and Parent shall promptly provide such additional information, representations or undertakings as the FCC may reasonably request. Without limitation of the foregoing, Parent shall use its reasonable best efforts to obtain the temporary waivers and the exemption at the earliest practicable time. The parties will use their commercially reasonable best efforts to oppose any petition to deny or other objections filed with respect to the Transfer Applications and any requests for reconsideration or judicial review of the FCC Consent.

     (b) In the event that the FCC Consent has not been granted as of March 1, 2006 and the failure to obtain such FCC Consent reasonably could be attributed, in whole or in part, to the application of the Local Television Ownership Rule in the Albany, Columbia, Toledo or Wilmington markets, Parent shall, on not less than 30 days written notice given by the Company at any time following March 1, 2006, file one or more applications with the FCC seeking consent to divestiture of properties necessary to achieve compliance with the Local Television Ownership Rule in such markets, such divestiture to be to either a qualified buyer or an independent trustee, subject to terms and conditions that will preclude the Stations that are the subject of divestiture from being “attributable” to Parent subsequent to divestiture under applicable FCC Rules. Parent shall use its reasonable best efforts to obtain grant of any such applications at the earliest practicable time.

     (c) In order to avoid disruption or delay in the processing of the Transfer Applications, Parent agrees, as part of the Transfer Applications, to request that the FCC apply its policy permitting license transfers in transactions involving multiple markets to proceed, notwithstanding the pendency of one or more license renewal applications. Parent agrees to make such representations and undertakings as are necessary or appropriate to invoke such policy, including (without limitation) undertakings to assume the position of applicant with respect to any pending license renewal applications, and to assume the risks relating to such applications. Each of the Company and Parent agrees not to, and shall not permit any of its Subsidiaries to, take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Consent.

     (d) Parent acknowledges that, as of the date of this Agreement, license renewal applications are pending before the FCC with respect to each of the Stations other than KGBT-TV-DT (Harlingen, Texas), KCBD-TV-DT (Lubbock, Texas), KTRE(TV)-DT (Lufkin, Texas) and KLTV(TV)-DT (Tyler, Texas) (each such Station the license for which is subject to a renewal application, a “Renewal Station” and each such pending license renewal application a “Renewal Application”). To the extent reasonably necessary to expedite grant of a Renewal Application, and thereby facilitate grant of the Transfer Applications, the Company shall be permitted to enter into tolling agreements with the FCC with respect to the relevant Renewal Station to extend, for a period of up to three (3) years following the date of renewal, the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Renewal Station in connection with any pending complaints that such Renewal Station aired programming that contained obscene, indecent or profane material (a “Tolling Agreement”). The Company shall consult in good faith with Parent prior to entering into any such Tolling Agreement and shall furnish a copy of such Tolling Agreement to Parent prior to entering into such Tolling Agreement

     Section 8.03 Certain Filings.

     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

     (b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement each time before such document (or any amendment thereto) is filed with the SEC. In addition, Parent shall have the right to review to approve all of the information relating to Parent and any of its Subsidiaries proposed to appear in the Proxy Statement or any amendment or supplement thereto submitted to the SEC in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, Parent shall act reasonably and promptly. The Company shall provide Parent and its counsel with a copy of any written comments that the Company may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications.

     Section 8.04 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

     Section 8.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     Section 8.06 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

     (c) any fact or condition that would make any of the conditions in ARTICLE IX hereof not reasonably likely to be fulfilled; and

     (d) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or Section 5.06, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

     Section 8.07 Control of Stations. Parent shall not directly or indirectly control, supervise or direct the operations of the Stations prior to Closing. Consistent with the Communications Act and the FCC Rules, the control, supervision and direction of the operation of the Stations prior to Closing will remain the responsibility of the Company and its Subsidiaries as the holders of the FCC Licenses.

ARTICLE IX

CONDITIONS TO THE MERGER

     Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions (other than any such conditions that are waived by Parent, Merger Subsidiary and the Company):

     (a) the Company Shareholder Approval shall have been obtained in accordance with South Carolina Law;

     (b) no provision of any applicable Law shall prohibit the consummation of the Merger;

     (c) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated; and

     (d) the FCC Consent shall have been obtained with respect to the FCC Licenses set forth on Schedule 9.01(d) (the “Required FCC Consent”);

     Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions (other than any such conditions that are waived by Parent and Merger Subsidiary):

     (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (without giving effect to any qualifications as to materiality or Material Adverse Effect contained herein or therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (except for representations and warranties that are made as of a specific date, which shall be true at and as of such specific date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an appropriate officer of the Company to the foregoing effect; provided that if, as of any time after the date hereof, all of the conditions set forth in this ARTICLE IX (including this Section 9.02(a)), other than the condition set forth in Section 9.02(c), shall have been satisfied or waived, the condition set forth in clause (ii) of this Section 9.02(a) shall be deemed to be satisfied from and after such time through to and at the Effective Time, except with respect to any representation or warranty of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto that is not true and correct at and as of the Effective Time as the result of any subsequent willful breach by the Company of such representation or warranty.

     (b) the Company shall have obtained the consents and approvals set forth in Schedule 9.02(b) hereto (the “Required Consents”); and

     (c) the Required FCC Consent shall have become a Final Order in full force and effect; and

     (d) the Company shall have delivered a certification in the form set forth in Schedule 9.02(d) that the Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

     Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further condition (unless such condition is waived by the Company):

     (a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (without giving effect to any qualifications as to materiality or material adverse effect contained herein or therein) shall be true at and as of the Effective Time as if made at and as of such time (except for representations and warranties that are made as of a specific date which shall be true at and as of such specific date), with only such exceptions that would not reasonably be expected to materially impair Parent’s or Merger Subsidiary’s ability to timely consummate the Merger and the other transactions contemplated hereby and (iii) the Company shall have received a certificate signed by an appropriate officer of Parent to the foregoing effect.

ARTICLE X

TERMINATION

     Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

      (a) by mutual written agreement of the Company and Parent;

      (b) by either the Company or Parent, if:

     (i) the Merger has not been consummated on or before May 31, 2006 (the “End Date”); provided that the End Date shall be automatically extended for three months if, on May 31, 2006, (i)(A) the Required FCC Consent has not been obtained or has not become a Final Order or (B) any of the Required Consents described in Section 9.02(b) have not been obtained or waived, (ii) each of the other conditions to the consummation of the Merger has been satisfied or waived or remains capable of satisfaction and (iii) the Required FCC Consent (and the Final Order related thereto) or any such Required Consent to the extent not yet obtained is being pursued diligently and in good faith; provided further that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement shall have proximately contributed to the failure of the Merger to have been consummated by such time; or

     (ii)  if any Governmental Authority shall have issued, enacted, entered, promulgated or enforced any order, or taken any other action restraining, enjoining, disapproving, denying or otherwise prohibiting the Merger, and such order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party that has failed to comply with its obligations hereunder in any manner that shall have proximately contributed to the occurrence of such order or other action; or

     (iii) at the Company Shareholder Meeting (including any adjournment or postponement thereof) upon a vote of the shareholders of the Company whether to approve this Agreement, the Company Shareholder Approval shall not have been obtained; or

     (c) by Parent, if:

     (i) the Board of Directors of the Company fails to make, withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent the Company Board Recommendation or fails to reconfirm the Company Board Recommendation within five (5) Business Days after a written request by Parent to do so or recommends an Acquisition Proposal;

     (ii) the Company shall have entered into a binding written agreement with respect to a Superior Proposal; or

     (iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, that termination pursuant to this Section 10.01(c)(iii) shall not relieve the Company of liability for any such willful breach or failure; or

     (iv) a material breach of any provision of this Agreement has been committed by the Company, such breach has not been waived and, if such breach is capable of being cured, the Company has not cured such breach within fifteen (15) Business Days following receipt of notice of such breach from Parent; provided, that termination pursuant to this Section 10.01(c)(iv) shall not relieve the Company of liability for any such willful breach; or

     (d) by the Company, if:

     (i) prior to the time the Company’s shareholders shall have approved this Agreement and the Merger at the Company Shareholder Meeting, the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a Superior Proposal; provided that the Company is not in breach of Section 6.03 or Section 6.04 hereof and shall have paid any amounts due pursuant to Section 11.04(b)(i) in accordance with the terms, and at the times, specified therein; or

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date, provided, that termination pursuant to this Section 10.01(d)(ii) shall not relieve the Parent or Merger Subsidiary of liability for any such willful breach or failure; or

     (iii) a material breach of any provision of this Agreement has been committed by the Parent or Merger Subsidiary, such breach has not been waived and, if such breach is capable of being cured, Parent or Merger Subsidiary has not cured such breach within fifteen (15) Business Days following receipt of notice of such breach from the Company; provided, that termination pursuant to this Section 10.01(d)(iii) shall not relieve Parent or Merger Subsidiary of liability for any such willful breach.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

     Section 10.02 Effect of Termination. Except as provided in Section 10.01 and this Section 10.02, if this Agreement is terminated pursuant to Section 10.01, such termination shall be effective as against all parties hereto and this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto. The provisions of this Section 10.02, Section 7.01 and ARTICLE XI shall survive any termination hereof pursuant to Section 10.01.

ARTICLE XI

MISCELLANEOUS

     Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

     if to Parent or Merger Subsidiary, to:

Raycom Media, Inc.
RSA Tower, 20th Floor
201 Monroe Street
Montgomery, Alabama 36104
Attention: Paul McTear
Fax: (334) 223-5550

     with a copy to:

Belmoro Corporate Advisors, LLC
Attention: Thomas B. Henson
6100 Fairview Road, Suite 650
Charlotte, North Carolina 28210
Fax: (704) 643-4482

     and with a copy to:

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: Stephen M. Lynch
Fax: (704) 373-3955

     if to the Company, to:

The Liberty Corporation
135 South Main Street
Greenville, South Carolina 29601
Attention: Martha G. Williams
Fax: (864) 241-5429

     with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Dennis S. Hersch
Fax: (212) 450-3800

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

     Section 11.02 Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements to be performed after the Effective Time which shall survive in accordance with their respective terms.

     Section 11.03 Amendments and Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, except as expressly set forth in ARTICLE IX, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the shares of Common Stock.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     Section 11.04 Expenses.

     (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) The Company shall pay Parent a fee of $29,350,000 (the “Termination Fee”) by wire transfer of immediately available funds (i) simultaneously upon the termination of this Agreement pursuant to Section 10.01(c)(i), 10.01(c)(ii) or 10.01(d)(i) and (ii) within two (2) Business Days after the consummation of a Qualifying Transaction (as defined below), if after an Acquisition Proposal has been made and publicly disclosed or an Acquisition Event has occurred, this Agreement is terminated pursuant to Section 10.01(b)(i), 10.01(b)(iii), 10.01(c)(iii) or 10.01(c)(iv) and the Qualifying Transaction occurs within one year after such termination. It is understood that the Company shall not be required to pay Parent under more than one of Section 11.04(b)(i) or (ii).

     (c) The Company will also reimburse Parent for the actual out-of-pocket expenses incurred by Parent and/or Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby upon receipt of reasonable supporting documentation, up to a maximum of $5,000,000, if this Agreement is terminated pursuant to Section 10.01(b)(iii) . The amount of reimbursement will be credited against any Termination Fee that becomes payable pursuant to Section 11.04(b) .

     (d) For purposes of this Section 11.04, the following definitions apply:

     (i) “Acquisition Event” means:

     (A) The Company or one of its Subsidiaries without having received Parent’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any Person other than Parent or any of Parent’s Affiliates or the Company’s Board of Directors shall have recommended that the Company’s shareholders approve, accept or tender their shares in response to any Acquisition Transaction or Acquisition Proposal with any Person other than Parent or any of Parent’s Affiliates.

     (B) Any Person (other than Parent or any of Parent’s Subsidiaries) shall have publicly made a bona fide proposal to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than Parent or any of Parent’s Affiliates shall have commenced, or shall have filed a registration statement under the 1933 Act with respect to, a tender offer or exchange offer to purchase any issued and outstanding shares of Common Stock such that, upon consummation of such offer, such Person would own or control twenty (20) percent or more of the then outstanding shares of Common Stock).

     (ii) “Acquisition Transaction” means any transaction or series of related transactions described or referred to in the definition of “Acquisition Proposal.”

     (iii) “Qualifying Transaction” means (A) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party, (B) a Third Party, directly or indirectly, acquires all or substantially all of the assets of the Company and its Subsidiaries or (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of Common Stock; provided that no such transaction shall be a Qualifying Transaction unless in connection with such transaction the stockholders of the Company shall have received cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders, in excess of $36.95 per share of Common Stock.

     Section 11.05 Binding Effect; Benefit; Assignment.

     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.05, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     Section 11.06 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state, except to the extent that the Merger shall also be governed in accordance with the Laws of the State of South Carolina.

     Section 11.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

     SECTION 11.08 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 11.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

     Section 11.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     Section 11.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     Section 11.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE LIBERTY CORPORATION

By:	/s/ Hayne Hipp

	Name:	Hayne Hipp
	Title:	CEO

RAYCOM MEDIA, INC.

By:	/s/ Paul H. McTear, Jr.

	Name:	Paul H. McTear, Jr.
	Title:	President and CEO

RL123, INC.

By:	/s/ Paul H. McTear, Jr.

	Name:	Paul H. McTear, Jr.
	Title:	President